Exhibit 2.3

EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) dated February 15, 2023 and effective as of the Effective Date, defined below (except as provided below), is by and between, American International Holdings Corp., a Nevada corporation (the “Company”) and Jacob D Cohen, an individual (“Stockholder”), each a “Party” and collectively the “Parties”.

W I T N E S S E T H:

WHEREAS, the Stockholder currently holds 1,000,000 shares of the Series A Preferred Stock (the “Preferred Shares”), $0.0001 par value per share of the Company;

WHEREAS, the Stockholder desires to exchange the Preferred Shares for the Subsidiary Consideration, as discussed and defined below; and

WHEREAS, the Company and Stockholder desire to set forth in writing the terms and conditions of their agreement and understanding concerning exchange of the Preferred Shares for the Subsidiary Consideration.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, and other consideration, which consideration the Parties hereby acknowledge and confirm the sufficiency and receipt of, the Parties hereto agree as follows:

1. Mutual Representations, Covenants and Warranties of the Parties. Each of the Parties, for themselves and for the benefit of each of the other Parties hereto, represents, covenants and warranties that:

1.1. Such Party has all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles;

1.2. The execution and delivery by such Party and the consummation of the transactions contemplated hereby and thereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (i) constitute a violation of any law; or (ii) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any agreement, contract or understanding to which such Party or its assets are bound or affected; and

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1.3. Any individual executing this Agreement on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Agreement on behalf of such entity.

2. Exchange.

2.1. In exchange for the Preferred Shares, the Company agrees to transfer, assign and pay to the Stockholder (collectively, the “Subsidiary Consideration”):

2.1.1. All of the issued and outstanding membership interests held by the Company in Epiq Scripts, LLC, a Texas limited liability company (“Epiq Scripts”)(representing 51% of Epiq Scripts)(the “Epiq Scripts Interests”);

2.1.2. All cash payments paid to the Company as a Royalty Payment (as defined in the Royalty Agreement (defined below)) pursuant to that certain Royalty Agreement dated June 30, 2022, by and between Epiq MD, Inc. a Nevada corporation (“Epiq MD”) and the Company (the “Royalty Agreement” and the “Royalty Payments”);

2.1.3. All proceeds that the Company receives from any sale of the equity of ZipDoctor, Inc., a Texas corporation (the “Zipdoctor Consideration”); and

2.1.4. The rights to all debt owed to the Company from Epiq Scripts, in the amount of approximately $850,000 (the “Epiq Scripts Debt”).

2.2. The Exchange of the Preferred Shares in consideration for the Epiq Scripts Interests, Royalty Payments, Zipdoctor Consideration and Epiq Scripts Debt, are collectively referred to herein as the “Exchange”).

2.3. Prior to the Effective Date of this Agreement:

2.3.1. The Stockholder shall return the certificate representing the Preferred Shares to the Company for cancellation, together with a stock power, or if the Preferred Shares is uncertificated, the Stockholder shall provide the Company an Uncertificated Stock Transfer form, and the Stockholder agrees to take such other actions and execute such other documents as may be required by the Company or the Company’s Transfer Agent to perfect the cancellation of the Preferred Shares in connection with the Exchange.

2.4. Within five (5) Business Days of the Effective Date of this Agreement:

2.4.1. The Company shall transfer the Stockholder the Epiq Scripts Interests and shall deliver to the Stockholder a certificate evidencing the Epiq Scripts Interests in the name of the Stockholder (the “Epiq Scripts Certificate”), and the Company agrees to take such other actions and execute such other documents as may be reasonably requested by the Stockholder to perfect the transfer of the Epiq Scripts Interests in connection with the Exchange; and

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2.4.2. To the extent requested by the Stockholder, the Company shall enter into an agreement or agreements evidencing and documenting the requirement to pay the Royalty Payments, Zipdoctor Consideration and Epiq Scripts Debt, and the Company agrees to take such other actions and execute such other documents as may be reasonably requested by the Stockholder to perfect the requirement to pay the Royalty Payments, Zipdoctor Consideration and Epiq Scripts Debt to the Stockholder in connection with the Exchange.

2.5. The Company agrees to pay all Royalty Payments to the Stockholder within five (5) days of its receipt thereof. Any amount of the Royalty Payments not paid when due will accrue interest at the rate of the lesser of (a) 18% per annum; and (b) the highest rate allowable pursuant to law, until paid in full (as applicable, (a) or (b), the “Default Rate”).

2.6. The Company agrees that it shall keep accurate and complete records and books of account concerning all transactions relating to the Royalty Payments. All records and documents relating to Royalty Payments shall be subject to examination, inspection, copying, or audit by personnel authorized by Stockholder and/or any third party auditor or accountant designated by Stockholder. Except in the event of a good faith dispute between the Parties, such audits shall occur no more than once per year, upon prior written request. The Company shall provide Stockholder with the requested documents or provide adequate and appropriate workspace at the Company’s location in order to conduct such audits. Any audit under this Section 2.6 may only be conducted during reasonable business hours. If the audit reveals Stockholder has been underpaid by more than five percent (5%), the Company will reimburse the Stockholder for all costs and expenses incurred in connection with such audit. The Company will promptly pay Stockholder any amounts shown by any such audit to be owing with interest at the Default Rate, from the original date due.

2.7. Effective as of the Effective Date (or at the option of the Stockholder, such date prior to the Effective Date), the Stockholder hereby contributes, transfers, assigns and conveys to the Company all right, title and interest in and to the Preferred Shares, together with any and all rights, privileges, benefits, obligations and liabilities appertaining thereto, reserving unto such Stockholder no rights or interests therein whatsoever, to have and to hold the same unto the Company and its heirs, legal representatives, successors and assigns, from and after the date hereof to its own proper use forever.

2.8. Effective as of the Effective Date, the Company hereby grants, assigns, transfers, contributes, and conveys to Stockholder all right, title and interest in and to all of the Epiq Scripts Interests, Royalty Payments and Zipdoctor Consideration, together with any and all rights, privileges, benefits and obligations appertaining thereto and all benefits and advantages to be derived therefrom.

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2.9. Without the prior written approval of the Stockholder (a) the Company shall not amend the terms of, agree to amend any of the terms of, the Royalty Agreement; (b) waive any obligation of, Epiq MD, under the Royalty Agreement; or (c) waive, release or amend the Epiq Scripts Debt.

3. Effective Date and Termination. The effective date of the Exchange shall be the earlier of (a) the Closing Date (as defined in the Share Exchange Agreement)(“Effective Date”), of that certain Share Exchange Agreement, by and between American International Holdings Corp., a Nevada corporation, Cycle Energy Corp., a Texas corporation and Marble Trital Inc., the sole shareholder of Cycle Energy Corp., dated February 15, 2023 (the “Share Exchange Agreement”); and (b) such date mutually approved by the Stockholder and the Company. In the event that the Effective Date does not occur prior to February 20, 2023, this Agreement and the terms and conditions hereof shall be deemed null, void and terminated. If mutually agreed between the Parties, any of the requirements for closing set forth in Section 2.3 above may be taken prior to and in anticipation of the Effective Date.

4. Representations, Warranties, Confirmations and Acknowledgements of Stockholder and the Company.

4.1. Stockholder hereby represents and warrants to the Company, that:

4.1.1. The Stockholder is the sole record and beneficial owner of the Preferred Shares and has good and marketable title to the Preferred Shares, free and clear of all liens, security interests, claims, charges, equities, pledges, options and encumbrances of any kind. Stockholder has not previously assigned, sold, transferred, encumbered (including, but not limited to, providing anyone an option or other right to purchase such Preferred Shares) the Preferred Shares;

4.1.2. Stockholder is an “accredited investor”, as such term is defined in Regulation D of the Securities Act of 1933, as amended (the “Securities Act”);

4.1.3. Stockholder is familiar with the business and operations of the Company and Epiq Scripts;

4.1.4. Stockholder will acquire the Epiq Scripts Interests for his own account and not with a view to a sale or distribution thereof as that term is used in Section 2(a)(11) of the Securities Act, in a manner which would require registration under the Securities Act or any state securities laws;

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4.1.5. Stockholder acknowledges that the Epiq Scripts Interests have not been registered under the Securities Act, nor registered or qualified under any state securities laws, and that they are being offered and sold pursuant to an exemption from such registration and qualification;

4.1.6. Stockholder has such knowledge and experience in financial and business matters that Stockholder is capable of evaluating the merits and risks of the Epiq Scripts Interests. Stockholder can bear the economic risk of the Epiq Scripts Interests, has knowledge and experience in financial business matters and is capable of bearing and managing the risk of investment in the Epiq Scripts Interests. Stockholder has carefully considered and has, to the extent Stockholder believes such discussion necessary, discussed with its professional, legal, tax and financial advisors, the suitability of an investment in the Epiq Scripts Interests for its particular tax and financial situation and it and its advisers, if such advisors were deemed necessary, have determined that the Epiq Scripts Interests are a suitable investment for it. Stockholder confirms that it has not been offered the Epiq Scripts Interests by any form of general solicitation or advertising;

4.1.7. Stockholder understands and acknowledges that each certificate or instrument representing the Epiq Scripts Interests will be endorsed with the following legend (or a substantially similar legend), unless or until registered under the Securities Act, or unless an exemption from registration exists in connection therewith:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE TRANSFER IS MADE IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES WHICH IS REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

4.2. The Company hereby represents and warrants to the Stockholder, that:

4.2.1. The Company is the sole record and beneficial owner of the Epiq Scripts Interests and has the sole rights to the Royalty Payments, Zipdoctor Consideration and Epiq Scripts Debt, in each case, free and clear of all liens, security interests, claims, charges, equities, pledges, options and encumbrances of any kind. Stockholder has not previously assigned, sold, transferred, encumbered (including, but not limited to, providing anyone an option or other right to purchase such Epiq Scripts Interests), any of the Epiq Scripts Interests, Royalty Payments, Zipdoctor Consideration or Epiq Scripts Debt.

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5. Further Assurances. The Company and Stockholder agree that, from time to time, each of them will take such other action and to execute, acknowledge and deliver such contracts, deeds, representations, confirmations or other documents as may be reasonably requested and necessary or appropriate to allow for the transactions contemplated herein, including, but no limited to the Exchange.

6. Entire Agreement. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the Parties with respect to the transactions contemplated hereby and thereby, and supersedes all prior agreements, arrangements and understandings between the Parties, whether written, oral or otherwise.

7. Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and applicable laws of the United States of America.

8. Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees, costs and expenses.

9. Savings Clause. If any provision of this Agreement is prohibited by law or held to be unenforceable, the remaining provisions hereof shall not be affected, and this Agreement shall continue in full force and effect as if such unenforceable provision had never constituted a part hereof, and the unenforceable provision shall be automatically amended so as best to accomplish the objectives of such unenforceable provision within the limits of applicable law.

10. Review and Construction of Documents. Stockholder represents to the Company and the Company represents to Stockholder, that (a) before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said Party has relied solely and completely upon its own judgment in executing this Agreement; (c) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; (d) said Party has acted voluntarily and of its own free will in executing this Agreement; and (e) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

11. Specific Performance. Without limiting or waiving in any respect any rights or remedies of any Party under this Agreement now or hereinafter existing at law or in equity or by statute, each of the Parties hereto shall be entitled to seek specific performance of the obligations to be performed by the other in accordance with the provisions of this Agreement.

12. Counterparts and Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re execute the original form of this Agreement and deliver such form to all other parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date above to be effective as of the Effective Date (except as otherwise discussed above).

“Company”

American International Holdings Corp.

By:
Its:	President and CEO

Printed Name: Jacob Cohen

“Stockholder”

Jacob D Cohen

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